Exhibit 99.01

News Release

Investor Contact:
Stan Finkelstein
Investor Relations
(925) 290-4321
ir@formfactor.com

FormFactor, Inc. Announces Restructuring and Cost Reductions
Company realizes further synergies from acquisition and positions for profitable 2014

LIVERMORE, Calif. — January 27, 2014 — FormFactor, Inc. (Nasdaq: FORM) announced today an organizational restructuring and cost reductions to improve company profitability. These actions will eliminate approximately 61 positions worldwide with expected savings of about $1 million in the first quarter of 2014, excluding the restructuring costs of approximately $1.2 million, and about $2 million of savings per quarter beginning in the second quarter of 2014.

"It has been one year since the acquisition of MicroProbe and these actions are the logical next steps to realize further synergies in our company,” said Tom St. Dennis, FormFactor CEO and Executive Chairman. “The restructuring and cost reductions improve our efficiency and effectiveness while positioning FormFactor for a profitable year in 2014”.

The company will discuss these actions and its Q4 2013 results on its regularly scheduled earnings call scheduled for Wednesday, February 5, 2014.

About FormFactor:

FormFactor, Inc. (NASDAQ: FORM) is a leader in advanced wafer test solutions. The company's advanced wafer probe cards enable semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor's acquisition of MicroProbe creates the leading wafer test solution provider for both memory and non-memory semiconductor manufacturers. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company's website at www.formfactor.com.
FormFactor, MicroProbe, and the FormFactor and MicroProbe logos are registered or unregistered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements:
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions or trends, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in the market and macro-economic environments, the company’s ability to create greater efficiencies within the company and to realize more accretive synergies from the FormFactor/MicroProbe merger, and the company's execution on key market opportunities and programs. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company's Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC, and subsequent SEC filings, including the company's Quarterly Reports on Forms 10-Q. Copies of the company's SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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